PROMISSORY NOTE

May 16, 2007

FOR VALUE RECEIVED, STEALTHGAS INC., a Marshall Islands corporation (the ‘‘Obligor’’), HEREBY PROMISES TO PAY to the order of Brave Maritime Corporation Inc, (the ‘‘Lender’’) at its office at 331 Kifissias Avenue, Erithrea 145 61 Athens, Greece, or such other place as the holder hereof may designate in writing, on the Maturity Date, (a) the sum of (i) in lawful money of the United States of America in immediately available funds, the principal amount of THIRTY-FIVE MILLION DOLLARS (US$35,000,000) (or, if less, the outstanding principal amount hereof), plus (ii) interest thereon at a rate equal to the Interest Rate.

1.    Definitions.    For the purposes hereof, the following terms shall have the meanings accorded to them as follows:

‘‘Business Day’’ means any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in London, England or Athens, Greece.

‘‘Interest Period’’ means the period commencing on the Effective Date and ending on the numerically corresponding day in the calendar month that is one month thereafter, and each successive one-month period for so long as the Loan or any portion thereof remains outstanding; provided, however, that if any Interest Period would end on a day which is not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

‘‘Interest Rate’’ means a rate per annum equal to LIBOR plus 0.80%.

‘‘LIBOR’’ means, with respect to each Interest Period, an interest rate per annum equal to the BBA Interest Settlement Rate per annum at which deposits in U.S. dollars are offered in London, England to prime banks in the London interbank market for such Interest Period as displayed on Telerate Screen Page 3750 as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Loan to be outstanding during such Interest Period. As used herein, ‘‘Telerate Screen Page 3750’’ means the display designated as Page 3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the BBA as the information vendor for the purpose of displaying BBA Interest Settlement Rates for U.S. dollars). If such rate does not appear on Telerate Screen Page 3750 on any relevant date for the determination of LIBOR, then, for any relevant Interest Period, LIBOR shall mean the London Interbank Offered Rate for one-month periods as published in The Wall Street Journal in its regular column entitled ‘‘Money Rates’’ on the first Business Day of each week on which the London Interbank market is open.

331 Kifisias Ave, 145 61 Kifisia, Greece
Tel.: +30 210 6250001/16, Fax:+30 210 6250018
E-mail: info@stealthgas.com    www.stealthgas.com

‘‘Loan’’ means the loan to the Obligor denominated in United States Dollars as evidenced hereby in the principal amount of US$35,000,000.

‘‘Maturity Date’’ means the date which is sixty (60) days after the date hereof or, at the option of the Obligor, the date which is one hundred twenty (120) days after the date hereof (in the event either such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day).

2.    Interest.    Interest shall accrue on the Loan at the Interest Rate on the basis of a 360-day year and the number of days actually elapsed. Interest shall be due and payable in full on the Maturity Date.

3.    Payment Terms.    The Obligor shall repay the principal amount of the Loan outstanding under this Note in full together with all accrued and unpaid interest on the principal amount prepaid, in cash, on the Maturity Date. The records of the holder of this Note shall be evidence of the amounts owing hereunder, and shall be conclusive absent manifest error. The Obligor may prepay principal and accrued interest under this Note at any time, in whole or in part, without penalty or premium.

4.    No Defenses.    The Obligor hereby agrees that its obligation to repay principal and interest when due hereunder is absolute and unconditional and shall not be subject to refund, return, offset, deduction, cross-collateralization or counterclaim, and hereby waives all defenses to payment thereof.

5.    Representation and Warranties.    The Obligor hereby represents and warrants to the Lender that:

(a)    The Obligor has been duly organized, is validly existing and in good standing under the laws of the Republic of the Marshall Islands.

(b)    The execution, delivery and performance by the Obligor of this Note and the borrowings hereunder (a) have been duly authorized by all necessary corporate action on the part of the Obligor, (b) will not violate any provision of applicable law or any order of any court or other agency any governmental authority applicable to the Obligor or any of its properties or assets, and (c) will not violate any provision of the charter and bylaws of the Obligor.

(c)    This Note constitutes the legal, valid and binding obligation of the Obligor, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

6.    Waivers.    (a)    To the extent permitted by applicable law, the Obligor hereby waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional without regard to the liability of any other party and shall not in any manner be affected by any indulgence, extension of time, renewal, waiver or modification, granted or consented to by the Lender or holder hereof.

(b)    The Lender or any holder hereof shall not by any act or omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by the holder hereof, and then only to the extent specifically set forth therein; a waiver of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

7.    Assignments.    This Note and the rights and obligations of the Lender and the Obligor hereunder may not be assigned or delegated without the prior written consent of the other party.

IN WITNESS WHEREOF, this Note has been duly executed as of the day and year first above written.

STEALTHGAS INC.
By: /s/ ANDREW SIMMONS Name: ANDREW SIMMONS Title: CHIEF FINANCIAL OFFICER

16th MAY 2007